Exhibit 10.1

January 28, 2025

FG Merger II Corp.

104 S. Walnut Street, Unit 1A

Itasca, Illinois 60143

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between FG Merger II Corp., a Nevada corporation (the “Company”), and ThinkEquity LLC, as representative (the “Representative”) of the several underwriters (each, an “Underwriter” and collectively, the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 9,200,000 of the Company’s units (including up to 1,200,000 units that may be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one right to receive one-tenth (1/10) of a share of common stock upon the consummation of an initial business combination (each, a “Right”). The Units will be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Units have been approved for listing on the Nasdaq Global Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of FG Merger Investors II LLC (the “Sponsor”), Ramnarain Joseph Jaigobind (“Mr. Jaigobind”) and the undersigned individuals, each of whom is a member of, or special advisor to, the Company’s board of directors and/or management team (each of the undersigned individuals, an “Insider” and collectively, the “Insiders”), hereby agree with the Company as follows:

1.	The Sponsor, Mr. Jaigobind and each Insider agree that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any shares of Common Stock (as defined below) owned by it, him or her in favor of any proposed Business Combination and (ii) not redeem any shares of Common Stock owned by it, him or her in connection with such stockholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor, Mr. Jaigobind and each Insider agree that it, he or she will not sell or tender any shares of Common Stock owned by it, him or her in connection therewith.

2.	The Sponsor and each Insider hereby agree that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering, or such later period approved by the Company’s stockholders in accordance with the Company’s amended and restated articles of incorporation (as it may be amended from time to time, the “Charter”), the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the shares of Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account (which interest shall be net of funds withdrawn for working capital purposes (not to exceed $1,000,000 annually) and taxes payable, and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Nevada law to provide for claims of creditors and other requirements of applicable law. The Sponsor, Mr. Jaigobind and each Insider agree to not propose any amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within the required time period set forth in the Charter or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides its Public Stockholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of funds withdrawn for working capital purposes (not to exceed $1,000,000 annually) and taxes payable), divided by the number of then outstanding Offering Shares.

The Sponsor, Mr. Jaigobind and each Insider acknowledge that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it, him or her. The Sponsor, Mr. Jaigobind and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with (A) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination, or (B) a stockholder vote to approve an amendment to the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated a Business Combination within the time period set forth in the Charter or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or in the context of a tender offer made by the Company to purchase Offering Shares (although the Sponsor, Mr. Jaigobind, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the time period set forth in the Charter).

3.	During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor, Mr. Jaigobind and each Insider shall not, without the prior written consent of the Representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, shares of Common Stock (including, but not limited to, Founder Shares), Rights or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Common Stock (including, but not limited to, Founder Shares), Rights or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii). Each of the Insiders, Mr. Jaigobind and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4.	In the event of the liquidation of the Trust Account upon the failure of the Company to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Offering Share (or $10.087 per Offering Share if the Underwriters exercise their over-allotment option in full) and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Offering Share (or $10.087 per Offering Share if the Underwriters exercise their over-allotment option in full) is then held in the Trust Account due to reductions in the value of the trust assets, less taxes payable, (y) shall not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

5.	To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 1,200,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor and Mr. Jaigobind agree to forfeit, on a pro-rata basis and at no cost, a number of Founder Shares in the aggregate equal to 300,000 multiplied by a fraction, (i) the numerator of which is 1,200,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,200,000. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the Founder Shares will represent an aggregate of 20.0% of the Company’s issued and outstanding shares of Common Stock (not including shares of Common Stock underlying the Rights, $15 Exercise Price Warrants, Private Units (as defined below), Underwriter Units (as defined below), or EarlyBird Units (as defined below)). The Sponsor and Mr. Jaigobind further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will purchase or sell Units or effect a share repurchase or share capitalization, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the ownership of the initial stockholders prior to the Public Offering at 20.0% of its issued and outstanding shares of Common Stock upon the consummation of the Public Offering (not including shares of Common Stock underlying the Rights, $15 Exercise Price Warrants, Private Units, Underwriter Units or EarlyBird Units). In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 1,200,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of shares of Common Stock included in the Units issued in the Public Offering and (B) the reference to 300,000 in the formula set forth in the first sentence of this paragraph shall be adjusted to such number of Founder Shares that the Sponsor and Mr. Jaigobind would have to surrender to the Company in order for the initial stockholders to hold an aggregate of 20.0% of the Company’s issued and outstanding shares of Common Stock after the Public Offering (not including shares of Common Stock underlying the Rights, $15 Exercise Price Warrants, Private Units, Underwriter Units or EarlyBird Units).

In the case that additional shares of Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Public Offering and related to or in connection with the closing of the initial Business Combination, the Company will effect a share capitalization immediately prior to the consummation of the initial Business Combination in such amount as to maintain the ownership of the initial stockholders prior to the initial Business Combination at 20.0% of its issued and outstanding shares of Common Stock upon the consummation of the initial Business Combination (not including shares of Common Stock underlying the Rights, $15 Exercise Price Warrants, Private Units, Underwriter Units or EarlyBird Units) (after giving effect to any redemptions of shares of Common Stock by Public Stockholders), including the total number of shares of Common Stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, and excluding any shares or equity- linked securities or rights exercisable for or convertible into shares issued, or to be issued, to any seller in the initial Business Combination.

6.	The Sponsor, Mr. Jaigobind and each Insider hereby agree and acknowledge that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor, Mr. Jaigobind or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b) and 9, as applicable, of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.	(a) The Sponsor, Mr. Jaigobind and each Insider agree that it, he or she shall not Transfer any Founder Shares (or any shares of Common Stock issuable upon conversion thereof) until, (i) with respect to 50% of the Founder Shares, the earlier of (A) one year after the completion of the Company’s initial Business Combination and (B) the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination and (ii) with respect to the remaining 50% of the Founder Shares, one year after the date of the consummation of the initial Business Combination, or earlier, in each case, if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b)            The Sponsor, Mr. Jaigobind and each Insider agree that it, he or she shall not Transfer (i) any Private Units (or any securities underlying the Private Units, including the shares of Common Stock and Private Rights (as defined below) included in the Private Units and the shares of Common Stock issued or issuable upon conversion of the Private Rights) or (ii) any $15 Exercise Price Warrants (or any shares of Common Stock issued or issuable upon the exercise of the $15 Exercise Price Warrants), until 30 days after the completion of a Business Combination (together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c)            Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, $15 Exercise Price Warrants, Private Units, component securities of Private Units and shares of Common Stock issued or issuable upon the exercise or conversion of the $15 Exercise Price Warrants, the Private Rights, or the Founder Shares that are held by the Sponsor, Mr. Jaigobind, any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any affiliate of the Sponsor, Mr. Jaigobind or to any member of the Sponsor or any of their affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of an initial Business Combination at prices no greater than the price at which the securities were originally purchased; (f) by virtue of the laws of the State of Nevada, the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (g) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; or (h) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of an initial Business Combination; provided, however, that in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

8.	The Sponsor, Mr. Jaigobind and each Insider represent and warrant that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. The Sponsor, Mr. Jaigobind and each Insider’s questionnaire furnished to the Company is true and accurate in all respects. The Sponsor, Mr. Jaigobind and each Insider represent and warrant that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9.	Except as disclosed in the Prospectus, neither the Sponsor, Mr. Jaigobind nor any officer, nor any affiliate of the Sponsor, or any officer, nor any director of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, non-cash payments, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances up to an aggregate of $150,000 made to the Company by the Sponsor; payments to the Sponsor for certain office space, secretarial and administrative services as may be reasonably required by the Company of $15,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial Business Combination, and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or an affiliate of the Sponsor or any of the Company’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Units (as defined below), including as to exercise price, exercisability and exercise period.

10.	The Sponsor, Mr. Jaigobind and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

11.	As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Common Stock” shall mean the common stock, par value $0.0001 per share (“Common Stock”); (iii) “Founder Shares” shall mean the 2,300,000 shares of common stock issued and outstanding (up to 300,000 Shares of which are subject to complete or partial forfeiture if the over-allotment option is not exercised by the Underwriters) held by the Initial Stockholders; (iv) “Initial Stockholders” shall mean the Sponsor, Mr. Jaigobind and any Insider that holds Founder Shares; (v) “$15 Exercise Price Warrants” shall mean the 1,000,000 warrants to be purchased by our sponsor (and/or its designees) at $0.10 per warrant; (vi) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering and the sale of the Private Placement Warrants shall be deposited; (viii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (ix) “Underwriter Units” shall mean the units issued to the Underwriters in a private placement to be completed concurrently with the consummation of the Public Offering; and (x) “EarlyBird Units” shall mean the units issued to EarlyBird Capital, Inc. in a private placement to be completed concurrently with the consummation of the Public Offering.

12.	The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

13.	This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

14.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, Mr. Jaigobind and each Insider and their respective successors, heirs and assigns and permitted transferees.

15.	Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16.	This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.	This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.	This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, electronic mail or facsimile transmission.

20.	This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated by January 28, 2025; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature Page Follows]

Sincerely,

FG MERGER INVESTORS II LLC

By:	/s/ Hassan R. Baqar
Name: Hassan R. Baqar
Title: Manager

By:	/s/ Ramnarain Joseph Jaigobind
Ramnarain Joseph Jaigobind

/s/ Larry G. Swets, Jr.
Larry G. Swets, Jr.

/s/ Hassan R. Baqar
Hassan R. Baqar

/s/ Andrew B. McIntyre
Andrew B. McIntyre

/s/ Scott D. Wollney
Scott D. Wollney

/s/ Richard E. Govignon
Richard E. Govignon

Acknowledged and Agreed:

FG MERGER II CORP.

By:	/s/ Larry G. Swets, Jr.
	Name:	Larry G. Swets, Jr.
	Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

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